Exhibit 99.1
Conn’s, Inc. Reports Fourth Quarter and Full Year Fiscal Year 2022 Financial Results
Announces Acquisition of Lease-to-Own Technology Platform
Annual retail sales increased 22.7% to $1.3 billion
Annual eCommerce sales increased 171.3% to a record $71.3 million
Annual credit spread of 1,170 basis points, helps drive record annual credit segment profitability
Annual GAAP earnings increased to a record $3.61 per diluted share
Repurchased 20% of the Company’s outstanding shares

THE WOODLANDS, Texas, March 29, 2022 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of home goods, including furniture, appliances and consumer electronics, with a mission to elevate home life to home love, today announced its financial results for the quarter and year ended January 31, 2022.

“Total retail sales increased 22.7% in fiscal year 2022 despite ongoing industry wide supply chain challenges and the emergence of the COVID-19 Omicron variant during the fourth quarter, reflecting the continued success of our strategic growth plan, our differentiated value proposition and the hard work and dedication of our team members. I am also encouraged by record eCommerce sales as we successfully expand our digital capabilities, and the significant growth in sales to our fast and reliable customer segment as we capitalize on a larger addressable market opportunity,” stated Chandra Holt, Conn's Chief Executive Officer.

“Pursuing growth opportunities across the spectrum of payment options has de-risked our business, increased our addressable market and improved credit segment performance, which helped drive record earnings in fiscal year 2022. In addition, enhancing our credit business is a key strategic priority for the Company. I am excited to announce progress towards this goal with the acquisition of lease-to-own technology assets that will enable us to originate and service lease-to-own customers in-house. I believe owning the lease-to-own platform will allow us to deliver a more seamless experience, capture a greater number of customers and financially benefit from the vertical integration of the lease-to-own business.”

"Throughout fiscal year 2023, we will focus on transforming our business by investing in initiatives that strengthen our core, enhance our credit business and accelerate eCommerce growth. We believe these investments will further increase our competitive advantage, drive controlled revenue and profitability growth and create sustainable value for our shareholders,” concluded Ms. Holt.
Fiscal Year 2022 Financial Highlights as Compared to the Prior Fiscal Year (Unless Otherwise Noted):
•Same store sales increased 15.3%, and increased 2.5% on a two-year basis;
•Strong same store sales combined with the contribution of new stores drove a 22.7% increase in total retail sales;
•eCommerce sales increased 171.3% to an annual record of $71.3 million;
•Credit spread was 1,170 basis points, helping drive record credit segment income before taxes of $63.9 million;
•Net earnings increased to $3.61 per diluted share, compared to a net loss of $0.11 per diluted share last fiscal year; and
•We repurchased 2,603,479 shares as of January 31, 2022, and as of March 25, 2022 repurchased a total of 5,919,479 shares, which equates to approximately 20% of the Company's outstanding shares as of October 31, 2021.
Fourth Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Same store sales increased 6.2%;
•Total retail sales increased 13.0%;
•eCommerce sales increased 131.8% to a quarterly record of $24.1 million;
•Net earnings were $0.26 per diluted share, compared to $0.85 per diluted share for the same period last fiscal year;

•At January 31, 2022, the carrying value of customer accounts receivable 60+ days past due declined 23.1% year-over-year, and the carrying value of re-aged accounts declined 40.7% year-over-year;
•Debt as a percent of the portfolio balance at January 31, 2022, was approximately 46.3%, compared to approximately 49.4% at January 31, 2021; and
•Net debt as a percent of the portfolio balance at January 31, 2022, was approximately 42.8%, compared to approximately 44.5% at January 31, 2021.
Fourth Quarter Results
Net income for the fourth quarter of fiscal year 2022 was $7.6 million, or $0.26 per diluted share, compared to net income for the fourth quarter of fiscal year 2021 of $25.1 million, or $0.85 per diluted share. On a non-GAAP basis, adjusted net income for the fourth quarter of fiscal year 2022 was $9.6 million, or $0.33 per diluted share, which excludes charges and credits for excess import freight costs related to unprecedented congestion in U.S. ports. This compares to adjusted net income for the fourth quarter of fiscal year 2021 of $27.1 million, or $0.91 per diluted share, which excludes charges and credits for severance costs related to a change in the executive management team and a gain on extinguishment of debt.
Retail Segment Fourth Quarter Results
Retail revenues were $333.0 million for the three months ended January 31, 2022 compared to $294.7 million for the three months ended January 31, 2021, an increase of $38.3 million or 13.0%. The increase in retail revenue was primarily driven by an increase in same store sales of 6.2%, an increase in RSA commissions and new store sales growth. The increase in same store sales reflects an increase in demand across most of the Company's home-related product categories. The increase also reflects the impact of prior year proactive underwriting changes, which were the result of the COVID-19 pandemic.
For the three months ended January 31, 2022 and January 31, 2021, retail segment operating income was $10.9 million and $12.7 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2022 was $13.6 million, which excludes charges and credits for excess import freight costs related to unprecedented congestion in U.S. ports. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2021 was $15.4 million, after excluding severance costs related to a change in the executive management team and a gain on extinguishment of debt.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same Store
(dollars in thousands)	2022	% of Total	2021	% of Total	Change	% Change	% Change
Furniture and mattress	$100,662	30.3%	$90,100	30.6%	$10,562	11.7%	2.4%
Home appliance	122,961	37.0	102,125	34.7	20,836	20.4	13.0
Consumer electronics	58,032	17.4	54,255	18.4	3,777	7.0	2.3
Home office	16,826	5.1	16,349	5.6	477	2.9	(4.5)
Other	9,307	2.8	7,705	2.6	1,602	20.8	26.8
Product sales	307,788	92.6	270,534	91.9	37,254	13.8	6.6
Repair service agreement commissions (1)	22,501	6.8	21,108	7.2	1,393	6.6	2.2
Service revenues	2,436	0.6	2,831	0.9	(395)	(14.0)
Total net sales	$332,725	100.0%	$294,473	100.0%	$38,252	13.0%	6.2%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
Credit Segment Fourth Quarter Results
Credit revenues were $69.5 million for the three months ended January 31, 2022 compared to $73.1 million for the three months ended January 31, 2021, a decrease of $3.6 million or 4.9%. The decrease in credit revenue was primarily due to a decrease of 10.2% in the average balance of the customer receivable portfolio, which was slightly offset by an increase in insurance commissions. The yield rate for the three months ended January 31, 2022 was 22.1% compared to 21.3% for the three months ended January 31, 2021. The total customer accounts receivable portfolio balance was $1.1 billion at January 31, 2022 compared to $1.2 billion at January 31, 2021, a decrease of 8.4%.

Provision for bad debts increased to $28.2 million for the three months ended January 31, 2022 compared to $25.1 million for the three months ended January 31, 2021, an increase of $3.1 million. The change was primarily driven by an increase in the change in allowance for bad debts, partially offset by a decrease in net charge-offs of $16.9 million. The increase in the change in allowance for bad debts was primarily driven by an increase in the customer account receivable portfolio balance during the fourth quarter of fiscal year 2022 versus a decrease in the fourth quarter of fiscal year 2021 and greater benefit related to the improvement of macroeconomic conditions in the prior year.

Credit segment operating income was $4.2 million for the three months ended January 31, 2022, compared to operating income of $14.6 million for the three months ended January 31, 2021. The decrease in credit segment operating income for the three months ended January 31, 2022 as compared to the three months ended January 31, 2021 was primarily driven by an increase in provision for bad debts as well as by a decline in credit revenue, as described above.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-K for the year ended January 31, 2022, to be filed with the Securities and Exchange Commission on March 29, 2022.
Store and Facilities Update
The Company opened one new Conn’s HomePlus® store during the fourth quarter of fiscal year 2022 and has opened two new Conn’s HomePlus® stores during the first quarter of fiscal year 2023, bringing the total store count to 160 in 15 states. During fiscal year 2023, the Company plans to open 13 to 16 new stores, including the two already opened, in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of January 31, 2022, the Company had $352.2 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $7.7 million of unrestricted cash available for use.
On November 23, 2021, the Company completed an ABS transaction resulting in the issuance and sale of $377.8 million aggregate principal amount of Class A, Class B and Class C Notes secured by customer accounts receivables and restricted cash held by a consolidated VIE, which resulted in net proceeds of $375.2 million, and an all-in cost of funds of 3.91%.
On December 30, 2021 the Company completed the redemption of the 2019-B Asset Backed Notes at an aggregate redemption price of $52.4 million (which was equal to the entire outstanding principal balance plus accrued interest).
Share Repurchase Program

On December 15, 2021, the board of directors approved a stock repurchase program pursuant to which the Company is authorized to repurchase up to $150.0 million of our outstanding common stock. The stock repurchase program expires on December 14, 2022. For the year ended January 31, 2022, we repurchased 2,603,479 shares of our common stock at an average weighted cost per share of $22.61 for an aggregate amount of $58.9 million. As of March 25, 2022, we have repurchased a total of 5,919,479 shares, which equates to approximately 20% of the Company's shares outstanding as of October 31, 2021.

Conference Call Information
The Company will host a conference call on March 29, 2022, at 10 a.m. CT / 11 a.m. ET, to discuss its financial results for the three months and full year ended January 31, 2022. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter and full year fiscal year 2022 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 5, 2022 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13725847.
About Conn’s, Inc.
Conn's HomePlus (NASDAQ: CONN) is a specialty retailer of home goods, including furniture, appliances and consumer electronics, with a mission to elevate home life to home love. With 160 stores across 15 states and online at Conns.com, our over 4,000 employees strive to help all customers create a home they love through access to high-quality products, next-day delivery and personalized payment options, including our flexible, in-house credit program. Additional information can be found by visiting our investor relations website at https://ir.conns.com and social channels (@connshomeplus on Twitter, Instagram, Facebook and LinkedIn).

This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,”

“should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 pandemic; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
Revenues:
Total net sales	$332,725	$294,473	$1,305,389	$1,064,311
Finance charges and other revenues	69,763	73,318	284,642	321,714
Total revenues	402,488	367,791	1,590,031	1,386,025
Costs and expenses:
Cost of goods sold	213,768	184,300	825,987	668,315
Selling, general and administrative expense	142,490	128,324	544,490	478,767
Provision for bad debts	28,526	25,139	48,184	202,003
Charges and credits	2,677	2,737	2,677	6,326
Total costs and expenses	387,461	340,500	1,421,338	1,355,411
Operating income	15,027	27,291	168,693	30,614
Interest expense	5,260	10,603	25,758	50,381
Loss (gain) on extinguishment of debt	—	(440)	1,218	(440)
Income (loss) before income taxes	9,767	17,128	141,717	(19,327)
Provision (benefit) for income taxes	2,203	(7,998)	33,512	(16,190)
Net income (loss)	$7,564	$25,126	$108,205	$(3,137)
Earnings (loss) per share:
Basic	$0.26	$0.86	$3.70	$(0.11)
Diluted	$0.26	$0.85	$3.61	$(0.11)
Weighted average common shares outstanding:
Basic	28,815,757	29,199,678	29,267,691	29,060,512
Diluted	29,638,572	29,647,593	30,001,490	29,060,512

CONN’S, INC. AND SUBSIDIARIES
RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
Revenues:
Product sales	$307,788	$270,534	$1,205,545	$973,031
Repair service agreement commissions	22,501	21,108	89,101	78,838
Service revenues	2,436	2,831	10,743	12,442
Total net sales	332,725	294,473	1,305,389	1,064,311
Other revenues	254	217	949	816
Total revenues	332,979	294,690	1,306,338	1,065,127
Costs and expenses:
Cost of goods sold	213,768	184,300	825,987	668,315
Selling, general and administrative expense	105,374	94,951	399,393	335,954
Provision for bad debts	283	21	479	443
Charges and credits	2,677	2,737	2,677	4,092
Total costs and expenses	322,102	282,009	1,228,536	1,008,804
Operating income	$10,877	$12,681	$77,802	$56,323
Retail gross margin	35.8%	37.4%	36.7%	37.2%
Selling, general and administrative expense as percent of revenues	31.6%	32.2%	30.6%	31.5%
Operating margin	3.3%	4.3%	6.0%	5.3%
Store count:
Beginning of period	157	143	146	137
Opened	1	3	12	9
End of period	158	146	158	146

CONN’S, INC. AND SUBSIDIARIES
CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
Revenues:
Finance charges and other revenues	$69,509	$73,101	$283,693	$320,898
Costs and expenses:
Selling, general and administrative expense	37,116	33,373	145,097	142,813
Provision for bad debts	28,243	25,118	47,705	201,560
Charges and credits	—	—	—	2,234
Total costs and expenses	65,359	58,491	192,802	346,607
Operating income (loss)	4,150	14,610	90,891	(25,709)
Interest expense	5,260	10,603	25,758	50,381
Loss (gain) on extinguishment of debt	—	(440)	1,218	(440)
Income (loss) before income taxes	$(1,110)	$4,447	$63,915	$(75,650)
Selling, general and administrative expense as percent of revenues	53.4%	45.7%	51.1%	44.5%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	13.1%	10.6%	12.8%	10.2%
Operating margin	6.0%	20.0%	32.0%	(8.0)%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	January 31,
	2022	2021
Weighted average credit score of outstanding balances (1)	606	600
Average outstanding customer balance	$2,498	$2,463
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)(4)	10.4%	12.4%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(5)	16.8%	25.9%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$50,282	$92,883
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	18.5%	24.2%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables (7)	33.7%	20.5%

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
Total applications processed	325,569	342,924	1,297,025	1,251,002
Weighted average origination credit score of sales financed (1)	619	617	616	615
Percent of total applications approved and utilized	21.3%	21.2%	21.8%	21.5%
Average income of credit customer at origination	$51,100	$48,500	$49,100	$47,100
Percent of retail sales paid for by:
In-house financing, including down payments received	51.2%	50.9%	51.0%	52.1%
Third-party financing	18.3%	19.9%	17.7%	20.4%
Third-party lease-to-own option	8.9%	9.8%	10.4%	8.5%
	78.4%	80.6%	79.1%	81.0%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.
(4)Decrease was primarily due to an increase in cash collections that occurred in fiscal year 2022 and the tightening of underwriting standards that occurred in fiscal year 2021.
(5)Decrease was primarily due to an increase in cash collections, the change in the unilateral re-age policy that occurred in the second quarter of fiscal year 2021 and the tightening of underwriting standards that occurred in fiscal year 2021.
(6)Increase is due to a shift in underwriting strategy that occurred in the first quarter of fiscal year 2022.

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	January 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$7,707	$9,703
Restricted cash	31,930	50,557
Customer accounts receivable, net of allowances	455,787	478,734
Other accounts receivable	63,055	61,716
Inventories	246,826	196,463
Income taxes receivable	6,745	38,059
Prepaid expenses and other current assets	8,756	8,831
Total current assets	820,806	844,063
Long-term portion of customer accounts receivable, net of allowances	432,431	430,749
Operating lease right-of-use assets	256,267	265,798
Property and equipment, net	192,763	190,962
Deferred income taxes	—	9,448
Other assets	52,199	14,064
Total assets	$1,754,466	$1,755,084
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$889	$934
Accounts payable	74,705	69,367
Accrued expenses	109,712	82,990
Operating lease liability - current	54,534	44,011
Other current liabilities	18,576	14,454
Total current liabilities	258,416	211,756
Operating lease liability - non current	330,439	354,598
Long-term debt and finance lease obligations	522,149	608,635
Deferred tax liability	7,351	—
Other long-term liabilities	21,292	22,940
Total liabilities	1,139,647	1,197,929
Stockholders’ equity	614,819	557,155
Total liabilities and stockholders’ equity	$1,754,466	$1,755,084

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:
To supplement the consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted retail segment operating income, adjusted net income, adjusted net income per diluted share, and net debt. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

RETAIL SEGMENT ADJUSTED OPERATING INCOME

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
Retail segment operating income, as reported	$10,877	$12,681	$77,802	$56,323
Adjustments:
Professional fees (1)	—	—	—	1,355
Employee severance (2)	—	2,737	—	2,737
Excess import freight costs (3)	2,677	—	2,677	—
Retail segment operating income, as adjusted	$13,554	$15,418	$80,479	$60,415
(1)Represents costs related to professional fees associated with non-recurring expenses.
(2)Represents severance costs related to a change in the executive management team.
(3)Represents non-recurring domestic transportation costs incurred due to unprecedented congestion in U.S. ports.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021
Net income (loss), as reported	$7,564	$25,126	$108,205	$(3,137)
Adjustments:
Professional fees (1)	—	—	—	3,589
Employee severance (2)	—	2,737	—	2,737
Excess import freight costs(3)	2,677	—	2,677	—
Loss (gain) on extinguishment of debt (4)	—	(440)	1,218	(440)
Tax impact of adjustments (5)	(602)	(306)	(876)	(1,111)
Net income, as adjusted	$9,639	$27,117	$111,224	$1,638
Weighted average common shares outstanding - Diluted	29,638,572	29,647,593	30,001,490	29,287,950
Diluted earnings (loss) per share:
As reported	$0.26	$0.85	$3.61	$(0.11)
As adjusted	$0.33	$0.91	$3.71	$0.06
(1)Represents costs related to professional fees associated with non-recurring expenses.
(2)Represents severance costs related to a change in the executive management team.
(3)Represents non-recurring domestic transportation costs due to unprecedented congestion in U.S. ports.
(4)Represents benefits and costs incurred for the early retirement of our debt.
(5)Represents the tax effect of the adjusted items based on the applicable statutory tax rate.

NET DEBT

	January 31,
	2022	2021
Debt, as reported
Current finance lease obligations	$889	$934
Long-term debt and finance lease obligations	522,149	608,635
Total debt	523,038	609,569
Cash, as reported
Cash and cash equivalents	7,707	9,703
Restricted cash	31,930	50,557
Total cash	39,637	60,260
Net debt	$483,401	$549,309
Ending portfolio balance, as reported	$1,130,395	$1,233,717
Net debt as a percentage of the portfolio balance	42.8%	44.5%